Exhibit 99.1

Allena Pharmaceuticals Appoints Ann Miller, M.D. to its Board of Directors

Newton, Mass. – October 5, 2020 – Allena Pharmaceuticals, Inc. (NASDAQ:ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today announced the appointment of Ann Miller, M.D., to its board of directors.

“Ann is an experienced and successful industry executive, who has built multiple high-performing commercial teams and successfully delivered blockbuster therapies to patients across a range of therapeutic areas,” said Louis Brenner, M.D., President and Chief Executive Officer of Allena Pharmaceuticals. “She will bring her extensive commercial experience to the Allena team, as we continue advancing our Phase 3 URIROX program and turn our attention to preparing for the potential launch of reloxaliase for enteric hyperoxaluria. We look forward to Ann’s insights as we work to build a fully-integrated, patient-focused commercial organization, and deliver on the promise of reloxaliase and our broader portfolio of oral enzyme therapeutics for people with rare and severe metabolic and kidney diseases.”

Dr. Miller has launched and grown multiple blockbuster products and built leading franchises over the course of her career. Most recently, she spent six years at Sanofi, ultimately serving as Vice President, Marketing, where she was selected to lead a corporate-wide initiative on Marketing Excellence. Prior to Sanofi, Dr. Miller spent two years as Senior Vice President at Eisai, where she led the Pharmaceutical Services and Primary Care and Specialty Business units, including the blockbuster franchises Aricept® and Aciphex®. Earlier in her career, Dr. Miller worked at Amgen, where she contributed to building the Global Marketing function, including serving as Executive Director, North American Commercial Operations and Executive Director, Global Marketing, and provided commercialization and life cycle management oversight for key products, including Neulasta® and Vectibix®. Before that, Dr. Miller spent 16 years at Merck & Co., where she held a series of roles of increasing responsibility, including brand leadership for Fosamax®, Mevacor®, and Zocor®. Dr. Miller currently serves on the board of Inovio Pharmaceuticals and Puma Biotechnology. She holds both B.A., with honors, and her M.D. from Duke University.

“I am pleased to join Allena’s board of directors,” said Ann Miller, M.D. “Based on the clinical data generated to date, I believe reloxaliase could usher in a new era in the treatment of enteric hyperoxaluria, offering patients a targeted, first-in-class therapeutic option. I look forward to working closely with the Allena team to develop an efficient and effective strategy for delivering reloxaliase to patients, and to fully maximize its potential to help patients.”

In conjunction with Dr. Miller’s appointment, Allena announced that founding board member Bob Tepper, M.D., a partner at Third Rock Ventures and founding member of the company’s board of directors since 2011, has resigned from the Allena Board.

“On behalf of the entire Allena team, I want to thank Bob for his many years of service,” Dr. Brenner continued. “His support and guidance was critical to launching Allena, and his insights have enabled us to translate the promise of our oral enzyme technology platform into a growing pipeline of novel, oral enzyme therapeutic candidates for people living with rare and severe metabolic diseases.”

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is currently being evaluated in a pivotal Phase 3 clinical program for the treatment of enteric hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders. Allena is also developing ALLN-346, currently being evaluated in a Phase 1 clinical trial, for the treatment of hyperuricemia in the setting of gout and advanced chronic kidney disease.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the development and potential commercialization of reloxaliase, Allena’s pipeline of oral enzyme therapeutic candidates and Allena’s plans to build a commercial organization. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: market and other conditions, the timing for completion of Allena’s clinical trials of its product candidates, risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s financial condition and its need to obtain additional funding to support its business activities, including the future clinical development of reloxaliase and its ability to continue as a going concern; risks associated with Allena’s dependence on third parties; and risks related to the COVID-19 coronavirus. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part I of Allena’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Investor Contact

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com